Exhibit (a)(1)(A)

SUPPORT.COM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”)

and your withdrawal rights will expire at 5:00 p.m. Pacific Time on August 21, 2009, unless extended (the

“Expiration Date”)

support.com, Inc. (“support.com,” the “Company,” “we,” “us” or “our”) is offering our employees, including Executive Officers (as defined below), the opportunity to exchange outstanding options to purchase shares of our common stock granted under our 2000 Omnibus Equity Incentive Plan, as amended (the “2000 Plan”) that are outstanding as of July 27, 2009 and that have exercise prices per share greater than the last reported sale price per share of our common stock on The Nasdaq Global Select Market on August 21, 2009 (“Eligible Options”). Eligible Options will be exchangeable for an equivalent number of new nonqualified stock options (“New Options”) that we will grant under the 2000 Plan. We are making this offer on the terms and subject to the conditions set forth in this Exchange Offer and in the related election form. We intend to grant New Options to Eligible Optionholders (as defined below) on the Expiration Date, with an exercise price for the New Options equal to the last reported sale price per share of our common stock on The Nasdaq Global Select Market on that date.

The sale of our enterprise solutions business (“Enterprise Business”) in June 2009 transformed us into a small, technology-enabled services business aimed at long-term growth. This transformation placed us into a peer group of small public companies whose compensation programs emphasize equity incentives, including stock options. Stock options align employee compensation with the interests of stockholders by encouraging the creation of long-term stockholder value. Equity incentives are particularly important for companies such as ours where expense control measures dictate that cash compensation be closely monitored.

In connection with the Enterprise Business sale, we reviewed our overall compensation program. As a result of that review, we determined that long-term equity incentives, in the form of stock options, should play a more prominent role in our compensation program. We also determined that nearly all of our employees and Executive Officers have outstanding stock options whose exercise prices are meaningfully higher than the current market price per share of our common stock (i.e. “underwater”). We concluded that our outstanding underwater stock options were no longer effective as a tool to implement our most important compensation goals, which include aligning employee and stockholder interests and motivating and retaining employees.

The Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2000 Plan. By making this Exchange Offer, we intend to provide our employees with the opportunity to hold stock options that have a greater potential to increase in value over time. We believe this will better align our employees’ interests with those of our stockholders and motivate employees to remain at support.com and contribute to our long-term success. While we hope the Exchange Offer will reduce the disparity between the current market price of our stock and the exercise price of outstanding stock options, we cannot predict the market price of our common stock or guarantee that the price of our common stock will increase to a price greater than the exercise price of the New Options.

If you elect to exchange Eligible Options as described in this Exchange Offer, and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options tendered for exchange and you will receive a grant of New Options issued pursuant to a new stock option agreement between us and you. Some features of the New Options include:

•	If you elect to exchange Eligible Options, you will receive New Options on a one-for-one basis, exercisable for an equivalent number of common shares as the Eligible Options.

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•	The exercise price of the New Options will be equal to the closing sale price per share of our common stock on The Nasdaq Global Select Market on August 21, 2009.

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Each New Option will have a term that is equal to the remaining term of the Eligible Option. In other words, the expiration date of your Eligible Option will not change or be extended when the New Option is granted; the New Option will reflect the same expiration date as your Eligible Option.

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Each New Option will have a new vesting schedule. For our Executive Officers, one-third of New Options will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our other employees, New Options will vest monthly over a three-year period, commencing immediately on the New Option Grant Date.

•	Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered for exchange was an incentive stock option.

•	Each New Option will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan.

You may elect to participate in this Exchange Offer with respect to any of your Eligible Options, and you will not be required to exchange all of your Eligible Options. If you elect to exchange some but not all of your Eligible Options, you may do so on a grant by grant basis. However, if you decide to exchange options granted under a specific grant, you must exchange all of the options that are subject to that particular grant.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange, or a minimum number of Eligible Optionholders participating. If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option agreements under which they were originally granted.

Shares of our common stock are traded on The Nasdaq Global Select Market under the symbol “SPRT.” On July 20, 2009, the last reported sale price per share of our common stock on The Nasdaq Global Select Market was $2.20 per share. The current market price of our common stock is not necessarily indicative of future stock prices, however, and we cannot predict what the closing price of our common stock will be on August 21, 2009.

GLOSSARY OF TERMS USED IN EXCHANGE OFFER

August 21 Price

The last reported sale price per share of our common stock on The Nasdaq Global Select Market on the Expiration Date, which is currently expected to be August 21, 2009.

Cancellation Date

The date when Eligible Options that are tendered, and accepted by us, pursuant to this Exchange Offer will be canceled. We expect that the Cancellation Date will be the same date as the Expiration Date.

Eligible Optionholders

Every employee of support.com or any of its subsidiaries on the date on which this Exchange Offer commences, who holds one or more Eligible Options and who continues to be an employee of support.com or any of its subsidiaries as of the Expiration Date. Our non-employee directors are not eligible to participate in this Exchange Offer.

Eligible Options

Any option for the purchase of shares of our common stock granted under the 2000 Plan and outstanding as of July 27, 2009, whether vested or unvested, with an exercise price per share greater than the August 21 Price.

Exchange Offer

This document is referred to as the Exchange Offer.

Executive Officers

The officers of support.com who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

Expiration Date

We expect that the Expiration Date of the Offering Period will be August 21, 2009 at 5:00 p.m. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the Offering Period, the term “Expiration Date” will refer to the time and date at which the extended Offering Period expires.

New Options

New stock options issued under the 2000 Plan that replace the Eligible Options tendered pursuant to this Exchange Offer. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. New Options will be subject to the terms of our 2000 Plan and a new stock option agreement (including any country-specific terms) between you and us. If you reside outside of the United States, please see the country-specific appendices that are attached as schedules to this Exchange Offer.

In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the August 21 Price.

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Each New Option will be subject to a new vesting schedule. For our Executive Officers, the New Options will vest as follows: one-third will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our employees other than our Executive Officers, the New Options will vest monthly over a three-year period, beginning on the New Option Grant Date.

•	Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered for exchange was an incentive stock option.

•

Each New Option will be subject to acceleration under certain circumstances following a change of control (as defined in the 2000 Plan) of support.com. If, following a change in control, either your employment with us is involuntarily terminated (as defined in your stock option agreement for the New Option), or your resign your employment for good reason (as defined in your stock option agreement for the New Option), then thirty-three percent (33%) of the then-unvested shares subject to your New Option will become vested and fully exercisable upon your termination or resignation. If, however, your employment offer letter with us and/or your stock option agreement states that a higher percentage of shares will be subject to acceleration under those circumstances, then the higher percentage will apply.

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Unlike other stock options granted by us, which generally expire after seven years from the date of grant, each New Option will instead expire on the same date your current Eligible Option was originally scheduled to expire. In effect, the date of expiration of the New Options does not change when compared to the date of expiration of the original Eligible Options.

New Option Grant Date

We expect the New Option Grant Date will be the same date as the Expiration Date. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will commence on July 27, 2009 and expire at 5:00 p.m. Pacific Time on the Expiration Date.

Vesting Schedule

The new options will be subject to a new vesting schedule. For our Executive Officers, one-third of New Options will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our other employees, New Options will vest monthly over a three-year period, commencing immediately on the New Option Grant Date. Additionally, vesting of the New Options will be subject to acceleration under certain circumstances following a change in control of support.com as defined in the 2000 Plan, as explained in further detail above.

See the section entitled “Risk Factors” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you wish to participate in this Exchange Offer, you must complete and submit your Notice of Election on the form provided, and we must receive it on or before 5:00 p.m., Pacific Time, on Friday, August 21, 2009. If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about this Exchange Offer or requests for assistance to Maura Burns by email at tenderoffer@support.com.

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer–Conditions of This Exchange Offer.” Neither we nor our Board of Directors make any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your legal, financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED NOTICE OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

Contents
SUMMARY TERM SHEET	1

Questions and Answers	1

Overview of the Exchange Offer	1

Participation and Eligibility Questions	4

Questions about the Details of the Exchange Offer	5

Questions About Your Decision	8

Tax Questions	9

Timeline Questions	11

RISK FACTORS	12

Risks Related to This Exchange Offer	12

Risks Related to Our Business and Industry	14

Risks Related to Ownership of Our Common Stock	23

THIS EXCHANGE OFFER	25

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer	25

Purpose of This Exchange Offer	27

Procedure For Tendering Eligible Options	28

Withdrawal Rights	29

Acceptance of Eligible Options For Exchange and Issuance of New Options	30

Conditions of This Exchange Offer	30

Price Range of Common Stock Underlying the Options	31

Source and Amount of Consideration; Terms of New Options	31

Information Concerning support.com; Financial Information	34

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options	37

Status of Eligible Options Acquired By Us in This Exchange Offer; Accounting Consequences of This Exchange Offer	37

Legal Matters; Regulatory Approvals	38

Material U.S. Federal Tax Consequences	38

Extension of This Exchange Offer; Termination; Amendment	39

Fees and Expenses	40

Additional Information	40

Miscellaneous	41

Schedule A: A Guide To Issues In Canada	A-1

Schedule B: A Guide To Issues In India	B-1

SUMMARY TERM SHEET

Questions and Answers

support.com is offering to exchange Eligible Options held by each Eligible Optionholder for New Options to be granted under the 2000 Plan. In the section below, we answer some questions that you may have about this Exchange Offer. We encourage you to carefully read this section, and the remainder of this document as well. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this section.

Overview of the Exchange Offer

Why are we implementing this Exchange Offer?

The sale of our Enterprise Business in June 2009 transformed us into a small, technology-enabled services business aimed at long-term growth. This transformation placed us into a peer group of small public companies whose compensation programs emphasize equity incentives, including stock options. Stock options align employee compensation with the interests of stockholders by encouraging the creation of long-term stockholder value. Equity incentives are particularly important for companies such as ours where expense control measures dictate that cash compensation be closely monitored.

In connection with the Enterprise Business sale, the Compensation Committee of our Board of Directors (the “Committee”) undertook a review of our overall compensation program. The purpose of the review was to assess our compensation philosophy and structure and re-align it with our smaller scale and focus on our Consumer Business (“Consumer Business” or “Consumer”) following the Enterprise Business sale. Based on the results of the compensation benchmarking exercise, the Committee determined that long-term equity incentives, in the form of stock options, should play a more prominent role in our compensation program.

The Committee also determined that nearly all of our employees and Executive Officers have outstanding stock options whose exercise prices are meaningfully higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” The Committee concluded that our outstanding underwater stock options were no longer effective as a tool to implement our most important compensation goals, which include aligning employee and stockholder interests and motivating and retaining employees. Due to current market conditions, which may last for an extended period of time, we and the Committee believe that these underwater stock options have less than desirable value as an incentive to retain and motivate our employees.

The Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2000 Plan. By making this Exchange Offer, we intend to provide our employees with the opportunity to hold stock options that have a greater potential to increase in value over time. We believe this will better align our employees’ interests with those of our stockholders, increase the attractiveness of employment at support.com for our current employees and motivate our employees to contribute to our long-term success. While we hope the Exchange Offer will reduce the disparity between the current market price of our stock and the exercise price of outstanding stock options, we cannot predict the market price of our common stock or guarantee that the price of our common stock will increase to a price greater than the exercise price of the New Options.

Which stock options are we offering to exchange in this Exchange Offer?

An Eligible Option is any option granted under the 2000 Plan and outstanding as of July 27, 2009, whether vested or unvested, with an exercise price per share greater than the August 21 Price. Options granted under the 1998 Stock Option Plan (the “1998 Plan”), options assumed as a result of any merger or acquisition of any other company (if any), any other options not granted under the 2000 Plan, and options granted under the 2000 Plan with an exercise price that is lower than the August 21 Price, are NOT eligible for exchange in this Exchange Offer.

Who is eligible to participate?

You are eligible to participate in this Exchange Offer if you meet all three of the following criteria:

•	You are a full-time or part-time employee of support.com or any of its subsidiaries on the date on which this Exchange Offer begins;

•	You hold one or more Eligible Options; and

•	You continue to be a full-time or part-time employee of support.com or any of its subsidiaries as of the Expiration Date, which we expect to be 5:00 p.m., Pacific Time, on Friday, August 21, 2009.

How will this Exchange Offer work?

At any time before the Expiration Date, Eligible Optionholders may elect to exchange, or tender, one or more or all of their existing Eligible Options, on a one-for-one basis, for New Options to be issued at an exercise price equal to the August 21 Price.

If you choose to participate in the Exchange Offer, you must submit your completed Notice of Election on or before 5:00 p.m. Pacific Time on August 21, 2009. To make this election, you will need to agree to all of the terms and conditions of this Exchange Offer, as set forth in this document and the accompanying materials.

Your Eligible Options will not be considered exchanged until you have properly completed and submitted your Notice of Election and we have accepted it. You must properly complete and submit your Notice of Election before the end of the Offering Period. We do not have any plans at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in this Exchange Offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically canceled if you exchange your Eligible Options.

To tender your Eligible Options for exchange, you may email a scanned or PDF copy of the Notice of Election to Maura Burns (tenderoffer@support.com), fax to the attention of Maura Burns at +1 650-556-1194, or mail to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard

Redwood City, CA, 94063

You are responsible for ensuring timely delivery of your Notice of Election. We will not accept elections for participation in, or withdrawal from, the Exchange Offer delivered by any other means. You are responsible for making sure that, if you wish to participate in the Exchange Offer, you follow the appropriate steps as directed on the Notice of Election and in this document. We reserve the right to reject any or all tenders of Eligible Options that we determine at our sole discretion are not appropriate or would be unlawful to accept. See “This Exchange Offer–Procedure for Tendering Eligible Options” for more information.

We expect to accept all properly tendered Eligible Options at the end of the Offering Period, subject to our right to extend, amend, withdraw, or terminate this Exchange Offer.

How should I decide whether or not to participate in this Exchange Offer?

You should carefully review this document, including the Risk Factors section that follows this Summary Term Sheet section, and the accompanying materials. We are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from support.com is, or will be, authorized to provide you with additional information in this regard. If you reside outside the U.S., please also review the country-specific schedules that accompany this document.

How do I find out how many Eligible Options I have, and what their exercise prices are?

You should review your stock option information, including each stock option grant notice, to determine the number of options that you have and the exercise price of each option. You can also obtain this information from your E*TRADE account. To verify your stock option information, including grant dates, vesting schedules, exercise prices and other information, you may also send a request to the Stock Administrator at stockadmin@support.com.

What is the expected timeline of this Exchange Offer?

We currently expect the timeline of this Exchange Offer to be:

• Monday, July 27, 2009:	The Offering Period begins

• Friday, August 21, 2009:	The Offering Period will end, at 5:00 p.m. Pacific Time. (The end of the Offering Period may change, if required or at our discretion.) The exercise price of New Options will be established as the closing price of our common stock on The Nasdaq Global Select Market on this date. We will issue the New Options on this date.

How many New Options will I receive if I participate in this Exchange Offer?

The exchange ratio in this Exchange Offer is one-for-one. For example, if you elect to exchange an option to purchase 1,000 shares of our common stock, you will receive a New Option to purchase 1,000 shares of our common stock. The New Option will be subject to a new vesting schedule, and other terms and conditions as noted below.

Must I exchange all of my Eligible Options?

You do not have to exchange all of your Eligible Options. After reviewing this document and the other materials relating to this Exchange Offer, you may decide to exchange some of your Eligible Options, or all of them, or none of them. However, if you decide to exchange options under a specific grant, you must exchange all of the options that are subject to that particular grant. You may decide to exchange your Eligible Options on a grant by grant basis.

What does it mean to exchange Eligible Options on a “grant by grant basis”?

If you decide to exchange some but not all of your Eligible Options, you must do so by identifying the grant or grants of options you wish to exchange. For each particular grant you choose, you must exchange all of the outstanding options subject to that grant. You may not choose to exchange some of the options subject to a particular grant but not the other options that are also subject to that same grant.

For example, if you received a grant on May 1 of Eligible Options to purchase 100 shares of our common stock and a grant on June 1 of Eligible Options to purchase 500 shares of our common stock, you may exchange your outstanding options from the May 1 grant, your outstanding options from the June 1 grant, both grants, or neither. You may not, however, elect to subdivide or otherwise exchange less than all the outstanding options subject to a particular grant. If you elect to exchange the options granted on May 1, for example, and all of them are outstanding, you must exchange options to purchase all 100 shares, and may not exchange options to purchase only 50 shares, 75 shares, or any other subdivision.

What will happen if I do not submit some or all of my Eligible Options before the end of this Exchange Offer?

Eligible Options that you do not submit before the end of this Exchange Offer will be unaffected by this Exchange Offer if they are U.S. nonqualified options. U.S. incentive stock options may be impacted as discussed below in the section “This Exchange Offer—Material U.S. Federal Tax Consequences.” The exercise price, vesting schedule, expiration date and other details pertaining to Eligible Options that you do not submit for exchange will continue unchanged after this Exchange Offer.

What are the vesting terms for my New Options?

Each New Option will be subject to a new vesting schedule. For our Executive Officers, the New Options will vest as follows: one-third will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our employees other than our Executive Officers, the New Options will vest monthly over a three-year period, beginning on the New Option Grant Date. Additionally, vesting of the New Options will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan, as explained in further detail in this document.

What if my New Options will not fully vest before the option grant expires?

Depending on the date on which you received your Eligible Options, the fact that your New Options will have a new vesting schedule, combined with the fact that the expiration date of your Eligible Options carries over to your New Options, may mean that your New Options may expire without being fully vested. If you exchange Eligible Options for New Options, and the expiration date of your New Options passes before the New Options fully vest, you will forfeit the unvested portion of your New Options. Please review the terms of your Eligible Options and the new vesting schedule of the New Options carefully.

What will be the terms and conditions of the New Options?

The New Options will be subject to a new vesting schedule, as noted above. The exercise price of the New Options will be the August 21 Price. The New Options will be nonqualified stock options, even if the Eligible Options you tendered for exchange were incentive stock options. Additionally, the New Options will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan, as explained in further detail in this document. Aside from the foregoing differences, the New Options will be substantially the same as the exchanged options, including the same remaining term and expiration date.

Will this Exchange Offer be repeated in the future?

We do not currently anticipate that there will be any future opportunity for you to exchange your existing options for new options.

Can support.com extend the length of this Exchange Offer?

This Exchange Offer will be open for at least 20 business days. We have the discretion to extend the length of this Exchange Offer, but we do not currently intend to do so. If we extend this Exchange Offer, we will notify you of the new Expiration Date.

Will support.com seek stockholder approval of the Exchange Offer?

No, we do not intend to seek stockholder approval of the Exchange Offer. This is because our 2000 Plan, which was approved by our stockholders in 2000, already authorizes the Committee to conduct the Exchange Offer. Specifically, Section 8(k) of the 2000 Plan provides that “the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price.” Because the Exchange Offer is specifically authorized by the 2000 Plan, we do not believe that stockholder approval is required under either the 2000 Plan or applicable Nasdaq Listing Rules.

What if I have questions about this Exchange Offer?

You should address your questions to Maura Burns by email to tenderoffer@support.com. You may also obtain additional copies of this Exchange Offer or any documents attached to or referred to in the Exchange Offer on the Legal page of our intranet.

Participation and Eligibility Questions

Who can participate in this Exchange Offer?

You are eligible to participate in this Exchange Offer if you meet ALL three of the following criteria:

•	You are a full-time or part-time employee of support.com or any of its subsidiaries on the date on which this Exchange Offer begins;

•	You hold one or more Eligible Options; and

•	You continue to be a full-time or part-time employee of support.com or any of its subsidiaries as of the Expiration Date, which we expect to be 5:00 p.m., Pacific Time, on Friday, August 21, 2009.

What if support.com’s stock price increases before the Expiration Date so that my stock options are no longer underwater?

No stock option will be deemed to be an Eligible Option (and no such option will be exchanged under this Exchange Offer) if it has an exercise price at or below the last reported sale price per share of our common stock on The Nasdaq Global Select Market on the Expiration Date. As a result, any stock options that are considered Eligible Options when the Exchange Offer begins, but are no longer “underwater” as of the Expiration Date, will not be exchanged, even if they have been tendered under the Exchange Offer.

Is this Exchange Offer available in all countries where support.com has employees?

This Exchange Offer is available in all countries where we currently have employees and grant options.

Does this Exchange Offer extend to all of support.com’s employee option plans?

Only options granted under the 2000 Plan are eligible for exchange under this Exchange Offer. Options granted under the 1998 Plan, not granted under the 2000 Plan, or assumed as a result of any merger or acquisition of any other company are NOT eligible for exchange.

If my employment with support.com ends after the end of the Offering Period, what will happen to my New Options?

If your employment with support.com ends after the end of the Offering Period for any reason other than disability or death, your New Options will cease to vest on your termination date, as is the case today, and the unvested portion of the New Options will be cancelled. The vested portion of your New Options will generally be exercisable for 90 days after your termination date, as is the case today. You should not view this Exchange Offer or our acceptance of your election to voluntarily participate in this Exchange Offer as a promise by us to continue your employment.

What if I am on an authorized leave of absence during this Exchange Offer or on the grant date of the New Options?

If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive New Options on the New Option Grant Date as long as you still meet the eligibility requirements described above. If you do not exchange your Eligible Options while you are on an authorized leave of absence, you will not be entitled to receive New Options. To participate in the Exchange Offer, follow the same procedures described in the section below titled “This Exchange Offer—Procedure for Tendering Eligible Options.”

Questions about the Details of the Exchange Offer

When may support.com employees exchange their Eligible Options?

You may exchange your Eligible Options at any time during the offering period from July 27, 2009 until 5:00 p.m. Pacific Time August 21, 2009 (unless we extend the period) by properly completing and submitting your Notice of Election, in accordance with the directions provided in this document and in the Notice of Election.

When must I decide whether or not to participate in this Exchange Offer?

If you wish to participate in this Exchange Offer, you must submit your Notice of Election prior to 5:00 p.m. Pacific Time on August 21, 2009. If you take no action prior to 5:00 p.m. Pacific Time on August 21, 2009, you may not participate in this Exchange Offer.

How will I know the price per share of support.com stock at the end of the Exchange Period, so that I can determine whether the options that I submitted were Eligible Options, and what the price of my New Options will be?

You may check the price of our common stock at any time by visiting our intranet site, or by visiting a website that provides stock and financial information, such as Yahoo! Finance (http://finance.yahoo.com). Following the Expiration Date, we will send an e-mail to all Eligible Optionholders to notify them of the August 21 Price, which will be the exercise price of the New Options.

Does this Exchange Offer extend to all of support.com’s employee option plans?

Only options granted under the 2000 Plan are eligible for exchange under this Exchange Offer. Options granted under the 1998 Plan, not granted under the 2000 Plan, or assumed as a result of any merger or acquisition of any other company are NOT eligible for exchange.

If my existing options are incentive stock options, will my New Options be incentive stock options as well?

No, if you elect to exchange incentive stock options, the New Options you receive will be nonqualified stock options. All New Options granted to participants in this Exchange Offer will be nonqualified stock options.

How will the New Options differ from the previously granted Eligible Options?

The New Options will be subject to a new vesting schedule, as noted above. The exercise price of the New Options will be the August 21 Price. The New Options will be nonqualified stock options, even if the Eligible Options you tendered for exchange were incentive stock options. Additionally, the New Options will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan, as explained in further detail in this document. Aside from the foregoing differences, the New Options will be substantially the same as the exchanged options, including the same remaining term and expiration date.

Under what circumstances will vesting of the New Options accelerate?

Each New Option will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan. If, following a change in control, either your employment with us is involuntarily terminated (as defined in your stock option agreement for the New Option), or your resign your employment for good reason (as defined in your stock option agreement for the New Option), then thirty-three percent (33%) of the then-unvested shares subject to your New Option will become vested and fully exercisable upon your termination or resignation. If, however, your employment offer letter with us and/or your stock option agreement states that a higher percentage of shares will be subject to acceleration under those circumstances, then the higher percentage will apply.

May I exchange some, but not all, of my Eligible Options?

Yes. If you decide to exchange some but not all of your Eligible Options, you must do so by identifying the grant or grants of options you wish to exchange. For each particular grant you choose, you must exchange all of the outstanding options subject to that grant. You may not choose to exchange some of the options subject to a particular grant but not others.

For example, if you received a grant on May 1 of Eligible Options to purchase 100 shares of our common stock and a grant on June 1 of Eligible Options to purchase 500 shares of our common stock, you may exchange your outstanding options from the May 1 grant, your outstanding options from the June 1 grant, both grants, or neither. You may not, however, elect to subdivide or otherwise exchange less than all the outstanding options subject to a particular grant. If you elect to exchange the options granted on May 1, for example, and all of them are outstanding, you must exchange options to purchase all 100 shares, and may not exchange options to purchase only 50 shares, 75 shares, or any other subdivision.

How do I elect to exchange some, but not all, of my Eligible Options?

If you decide to exchange some but not all of your Eligible Options, you must identify the grant or grants you wish to exchange on the Notice of Election. On the Notice of Election, identify the grant or grants you wish to exchange by their grant number. All outstanding options subject to that grant will be submitted for exchange.

Can I exchange the remaining portion of an Eligible Option, even if I have already exercised a portion of the option?

Yes, if you have exercised an Eligible Option in part, the remaining outstanding unexercised portion of the Eligible Option may be tendered for exchange for a New Option.

Does this Exchange Offer include both vested and unvested options?

Yes, this Exchange Offer includes all outstanding options granted under the 2000 Plan, both vested and unvested, that are Eligible Options. If you have exercised all or any part of an option, the exercised options are not outstanding, and are not eligible for exchange.

Can I change my mind about participating in this Exchange Offer?

Yes, at any time before the Expiration Date, you can complete and submit a Notice of Withdrawal to withdraw some or all of your Eligible Options from this Exchange Offer. Your completed Notice of Withdrawal must be received prior to the Expiration Date in order for it to be valid. You should submit your Notice of Withdrawal by the same means available for submission of Notice of Election: you may email a scanned or PDF copy of the Notice of Withdrawal to Maura Burns (tenderoffer@support.com), fax to the attention of Maura Burns at +1 650-556-1194, or mail to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard

Redwood City, CA, 94063

You are responsible for ensuring timely delivery of your Notice of Withdrawal. We will not accept elections for withdrawal from the Exchange Offer delivered by any other means. You are responsible for making sure that, if you wish to withdraw your Eligible Options from the Exchange Offer, you follow the appropriate steps as directed on the Notice of Withdrawal and in this document.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Notice of Election or Notice of Withdrawal that we receive before the Expiration Date. If we extend the Offering Period, you may submit a Notice of Election or Notice of Withdrawal at any time prior to the end of the extended offer.

How will I know whether you have received my Notice of Election or my Notice of Withdrawal?

We will send you an email or other form of confirmatory communication, as appropriate, to confirm receipt of your Notice of Election or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Notice of Election or Notice of Withdrawal, as applicable, prior to 5:00 p.m., Pacific Time, on August 21, 2009.

Will this Exchange Offer affect future refresh option grants?

Annual refresh grants and all option grants are at the discretion of our Board of Directors. Later in 2009, as a part of the ongoing implementation of our new compensation philosophy described below in “This Exchange Offer-Purpose of This Exchange Offer,” we intend to issue additional grants to employees, including Executive Officers. At this time, we do not anticipate making refresh grants in 2010, other than for promotions or in exceptional circumstances. All option grants, now and in the future, will be granted at the fair market value of our common stock on the date of the grant.

What happens to the options that support.com employees exchange for New Options?

The shares of our common stock that are subject to the Eligible Options exchanged pursuant to this Exchange Offer will be returned to the pool of shares available for future grants of options under the 2000 Plan.

What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

We can provide no assurance or guidance as to the price of our common stock at any time in the future. We do not anticipate offering future opportunities to exchange existing options for new options, even if the existing options are “underwater,” i.e., the exercise price of the option is less than the then current sale price of our common stock on The Nasdaq Global Select Market.

Questions About Your Decision

Must I participate in this Exchange Offer?

No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer. If your Eligible Options are U.S. incentive stock options, please review the tax discussion below relating to incentive stock options in the section “This Exchange Offer—Material U.S. Federal Tax Consequences.”

Can I change my mind about participating in this Exchange Offer?

Yes, at any time before the Expiration Date, you can complete and submit a Notice of Withdrawal to withdraw some or all of your Eligible Options from this Exchange Offer. Your completed Notice of Withdrawal must be received prior to the Expiration Date in order for it to be valid. You should submit your Notice of Withdrawal by the same means available for submission of Notice of Election: you may email a scanned or PDF copy of the Notice of Withdrawal to Maura Burns (tenderoffer@support.com), fax to the attention of Maura Burns at +1 650-556-1194, or mail to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard

Redwood City, CA, 94063

You are responsible for ensuring timely delivery of your Notice of Withdrawal. We will not accept elections for withdrawal from the Exchange Offer delivered by any other means. You are responsible for making sure that, if you wish to withdraw your Eligible Options from the Exchange Offer, you follow the appropriate steps as directed on the Notice of Withdrawal and in this document.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Notice of Election or Notice of Withdrawal that we receive before the Expiration Date. If we extend the Offering Period, you may submit a Notice of Election or Notice of Withdrawal at any time prior to the end of the extended offer.

Can I change my mind about which of my Eligible Options I wish to exchange?

Yes. If you have not tendered all of your Eligible Options for exchange, you may submit an updated Notice of Election to exchange additional Eligible Options. If you no longer wish to exchange Eligible Options that you previously tendered for exchange on a Notice of Election, you may complete and submit a Notice of Withdrawal to withdraw some or all of your previously tendered Eligible Options from this Exchange Offer. In either event, your Notice of Election or Notice of Withdrawal must be received prior to the Expiration Date in order for it to be valid.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Notice of Election or Notice of Withdrawal that we receive before the Expiration Date. If we extend the Offering Period, you may submit a Notice of Election or Notice of Withdrawal at any time prior to the end of the extended offer.

What happens to my previously granted options that are not Eligible Options?

If you have previously been granted options that are not Eligible Options, they will remain outstanding at their original exercise price during and after this Exchange Offer, and will continue to be subject to their original terms and conditions. Nothing will change with respect to those options.

Can I exchange stock options that I have already exercised?

This Exchange Offer is valid only as to outstanding unexercised Eligible Options as of the Expiration Date. It does not apply to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding, and is therefore not eligible for exchange in this Exchange Offer. However, if you have exercised an Eligible Option in part, the remaining outstanding unexercised portion of the Eligible Option may be tendered for exchange for a New Option.

Can I exchange the remaining portion of an Eligible Option, even if I have already exercised a portion of the option?

Yes, if you have exercised an Eligible Option in part, the remaining outstanding unexercised portion of the Eligible Option may be tendered for exchange for a New Option.

If I exchange Eligible Options and receive New Options, do I retain any rights to the Eligible Options?

When we accept your Eligible Options for exchange, your Eligible Options will be cancelled, and you will no longer have any rights with respect to those Eligible Options. They will be exchanged for New Options.

What happens if I do not submit a valid Notice of Election to participate in this Exchange Offer before the Expiration Date?

If we do not receive your completed Notice of Election to participate in the Exchange Offer prior to the Expiration date, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange your Eligible Options, you do not need to do anything.

What happens if I do nothing?

If you do not elect to participate in the Exchange Offer prior to the Expiration Date, then all of your Eligible Options will remain outstanding at their original exercise price, and will continue to be subject to their original terms and conditions. Nothing will change.

Tax Questions

If I exchange my Eligible Options in this Exchange Offer, will I owe taxes?

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summarizes the material U.S. federal income tax consequences of the Exchange Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Exchange Offer and does not address all possible tax aspects of transactions that may arise in connection with the Exchange Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options. However, the tax consequences of the Exchange Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For additional details on the expected tax treatment of the Exchange Offer and the New Options in certain non-U.S. jurisdictions, please review the country-specific information set forth in exhibits to the Schedule TO.

Please note that any U.S. incentive stock options that are Eligible Options subject to the Exchange Offer but that you do not tender in response to this Exchange Offer will be treated as having been modified if the Exchange Offer extends for more than 30 days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Exchange Offer extends for more than 30 days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2009 plus the “ISO measurement amount” exceeds $100,000. For this purpose, the “ISO measurement amount” is equal to the number of shares subject to those incentive stock options that you hold that are Eligible Options subject to this Exchange Offer but that you do not tender in response to the Exchange Offer, and that are already exercisable or that first become exercisable in 2009, times the fair market value of our common shares on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.

Because the New Options issued in the Exchange Offer will be U.S. nonqualified stock options, upon exercise of the New Options, you will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If you are subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, you will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise. We have also attempted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional state or local tax imposed as a result of the Exchange Offer or your participation in the Exchange Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Exchange Offer.

If you participate in the Exchange Offer and are an employee in Canada or India, please refer to the country-specific schedules attached to this document for a description of the tax and social insurance consequences and other restrictions that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Further detail on the tax consequences of the Exchange Offer are provided below under the Section entitled “This Exchange Offer – Material U.S. Federal Tax Consequences.”

Timeline Questions

What is the expected timeline of this Exchange Offer?

We currently expect the timeline of this Exchange Offer to be:

• Monday, July 27, 2009:	The Offering Period begins

• Friday, August 21, 2009:	The Offering Period will end, at 5:00 p.m. Pacific Time. (The end of the Offering Period may change, if required or at our discretion.) The exercise price of New Options will be established as the closing price of our common stock on The Nasdaq Global Select Market on this date. We will issue the New Options on this date.

When may support.com employees exchange their Eligible Options?

You may exchange your Eligible Options at any time prior to 5:00 p.m. Pacific Time on August 21, 2009 by properly completing and submitting your Notice of Election, in accordance with the directions provided in this document and in the Notice of Election.

When must I decide whether or not to participate in this Exchange Offer?

In order to participate in this Exchange Offer, we must receive your completed Notice of Election before 5:00 p.m. Pacific Time on August 21, 2009 unless we decide to extend this Exchange Offer.

If I participate in this Exchange Offer, when will I receive my New Options?

We will issue the New Options promptly beginning on the New Option Grant Date, and we will issue new stock option agreements for the New Options as soon as administratively practicable thereafter. We expect the New Option Grant Date to be August 21, 2009.

What are the vesting terms for my New Options?

Each New Option will be subject to a new vesting schedule. For Executive Officers, the New Options will vest as follows: one-third will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our employees other than our Executive Officers, the New Options will vest monthly over a three-year period, beginning on the New Option Grant Date.

When can I exercise and sell my New Options?

As with your existing options, you may exercise and sell your New Options as they vest, subject to certain restrictions. For so long as you are an employee of support.com, you may not trade shares of our common stock (including sales of shares that you acquire via exercise of your New Options) during any trading blackout period. Additionally, certain of our employees require pre-approval to trade shares of our common stock, even during open trading windows. For more information about stock trading windows and trading pre-approvals, review the information on the Legal page of our intranet.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described in this section. This section and the risk factors set forth under the heading entitled “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, each as filed with the SEC, highlight material risks of participating in this Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer for a more in-depth discussion of the risks that may apply to you.

In addition, this Exchange Offer and our SEC reports referred to above contain forward-looking statements regarding our business and expected future performance as well as assumptions underlying or relating to such statements of expectation, all of which are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We are subject to many risks and uncertainties that may materially affect our business and future performance and cause those forward-looking statements to be inaccurate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “forecasts,” “estimates,” “seeks,” “may result in,” “focused on,” “continue to,” and similar expressions often identify forward-looking statements. In this report, forward-looking statements include, without limitation, the following:

•	Our expectations and beliefs regarding future conduct and growth of our business;

•	Our expectations regarding channel partners and the anticipated timing and magnitude of revenue from these partners;

•	Our expectations regarding our ability to deliver premium technology services efficiently;

•	Our beliefs regarding the impact of global economic instability on our business;

•	Our expectations regarding the costs and other effects of acquisition and disposition transactions;

•	Our ability to hire, train and retain technology services agents;

•	Our beliefs and expectations regarding the introduction of new products and related services and features;

•	Our expectations regarding cash flows and expenses, including sales and marketing, research and development efforts, and administrative expenses;

•	Our assessment of seasonality, mix of revenue, and other trends for our business;

•

The assumptions underlying our Critical Accounting Policies and Estimates, including our assumptions regarding revenue recognition; assumptions used to estimate the fair value of share-based compensation; assumptions regarding the impairment of goodwill and intangible assets; and expected accounting for income taxes; and

•	The expected effects of the adoption of new accounting standards.

The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

The following discussion should be read in conjunction with the summary financial statements provided herein, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

Risks Related to This Exchange Offer

The new vesting schedule imposed on each New Option may have adverse consequences for you.

If you elect to participate in this Exchange Offer, each New Option will have a term that is equal to the remaining term of the Eligible Option. Each New Option will also have a new vesting schedule as defined in the section entitled “Source and Amount of Consideration; Terms of New Options” below. Depending on the date on which you received your Eligible Option, the fact that your New Options will have a new vesting schedule, combined with the fact that the expiration date of your Eligible Option carries over to your New Options, may mean that your New Options may expire without being fully vested. If you exchange Eligible Options for New Options, and the expiration date of your New Options passes before the New Option fully vest, you will forfeit the unvested portion of your New Options.

Generally, if you cease to be an employee of support.com or any of its subsidiaries, your New Options will cease to vest and any unvested portion of your New Options will be canceled as of the date you ceased to be an employee of support.com or any of its subsidiaries. Accordingly, if you exchange Eligible Options for New Options and you cease to be an employee of support.com or any of its subsidiaries before the New Options fully vest, you will forfeit any unvested portion of your New Options.

Nothing in this Exchange Offer should be construed to confer on you the right to remain an employee of support.com or any of its subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the New Option Grant Date or after that date.

There may be tax consequences to you as a result of your participation in this Exchange Offer, including the fact that all New Options granted to participants in this Exchange Offer will be nonqualified stock options.

Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered for exchange was an incentive stock option. In the unlikely event that this Exchange Offer extends for more than 30 days, any incentive stock options that are Eligible Options, but that you do not tender for exchange, may be treated under the tax rules as being regranted, and may cease to qualify as incentive stock options. See the discussion under ‘This Exchange Offer – Material U. S. Federal Tax Consequences” for additional information. For this and other reasons, we recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See the section entitled “This Exchange Offer – Material U.S. Federal Tax Consequences,” below, for more information about the tax impacts of this Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences. See the country-specific schedules attached to this document for a description of the tax and social insurance consequences that may apply to you.

There is no guarantee that the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

The per share exercise price of any New Options granted to you in exchange for your tendered Eligible Options will be equal to the last reported sale price per share of our common stock on The Nasdaq Global Select Market on August 21, 2009. We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

Charges to earnings in connection with this Exchange Offer could adversely affect the market value of our common stock.

We will incur an incremental compensation non-cash accounting charge in connection with this Exchange Offer, which could adversely impact our results of operations and, in turn, the market value of our common stock. We cannot predict the exact charge to earnings that may result from this Exchange Offer.

Risks Related to Our Business and Industry

Our Enterprise Business historically generated a substantial portion of our revenue. After its sale we are now a much smaller company, and in order to succeed as a smaller company, we will need to achieve profitability of our Consumer Business.

In June 2009, we sold our Enterprise Business, which has historically been the source of a substantial portion of our revenue. For the fiscal year ended December 31, 2008, our Enterprise Business segment accounted for $42.1 million of our total revenues of $48.9 million while our Consumer Business segment accounted for only $6.8 million of our total revenues. We intend to invest a portion of the net proceeds of the sale of the Enterprise Business to grow our Consumer Business. There is no guarantee that we will be able to achieve sustained growth or profitability in our Consumer Business or in new business opportunities we may pursue. In addition, given our size and the fact that the sole focus of our business is our Consumer Business, our management has an even greater expectation from stockholders and industry analysts to produce improved quarterly financial results for our Consumer Business as compared to the periods prior to the sale of the Enterprise Business when the diversity of our revenue streams could would enable one of our segments to offset weakness in the other segment.

Our Consumer Business has not been profitable and may not achieve profitability in future periods.

We were not profitable in 2008 or in the first half of 2009. In addition, we intend to make significant investments in support of our business over the balance of 2009, and we expect to continue to sustain losses over the balance of 2009 and in subsequent periods. If we fail to achieve revenue growth as a result of these additional investments or if such revenue growth does not result in our achieving profitability, the market price of our common stock will likely decline further. A sustained period of losses would also result in an increased usage of cash to fund our operating activities and a corresponding reduction in our cash balance.

Because a small number of customers and channel partners have historically accounted for and may in future periods account for substantial portions of our revenue, delays of specific programs or losses of certain customers could decrease our revenue.

A small number of channel partners have historically accounted for, and may in future periods account for, substantial portions of our revenue. For the first quarter of 2009, one company, Office Depot, accounted for 31% of total revenue. For the year ended December 31, 2008, Office Depot accounted for 11% of our total revenue. In 2009, we are likely to continue to derive a significant portion of our revenue from transactions with a limited number of channel partners. Although we are deploying several other channel partners, Office Depot will, at least in the near term, account for a substantial majority of our total revenue. Therefore, our revenue could decline because of the loss or decline of Office Depot or delay of a significant program by any channel partner. Additionally, we may not obtain new channel partners or customers. The failure to obtain significant new channel partners, the loss or decline of significant channel partners, and the failure to receive fees for services delivered would harm our operating results.

Our Consumer Business has a limited operating history and is based on a relatively new business model.

Our Consumer Business is a technology-enabled services business that was launched in 2007 to provide consumers with assistance in managing technology. Prior to January 2008, we operated our business in only one segment, the Enterprise Business segment. We are executing a plan to extend our Consumer Business by providing premium technology services to consumers both through channel partners and directly. We may not be able to offer these services successfully. We have limited experience in reaching or serving consumers and in managing technology services agents. All of our North American technology services agents are now home-based, which requires a high degree of coordination and quality control of employees working from diverse and remote locations. We are currently experiencing losses in our Consumer Business and we expect to continue to use significant cash and incur costs to support this initiative, including costs associated with recruiting, training and managing our technology services agents, costs to develop and acquire technology and infrastructure to support our Consumer Business, promotional costs associated with reaching consumers, and costs of obtaining personnel with the necessary consumer expertise. These investments, which typically are made in advance of revenue, may not yield increased revenue to offset these expenses. As a result of these factors, the future revenue and income potential of our Consumer Business is uncertain. Any evaluation of our Consumer Business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in our early stage of development. Some of these risks and uncertainties relate to our ability to do the following:

•	maintain our current relationships, and develop new relationships, with customers, channel partners and employees;

•	meet anticipated growth targets;

•	successfully introduce new, and upgrade our existing, products and services for consumers;

•	adapt to industry consolidation;

•	respond effectively to competition;

•	respond to government regulations relating to our Consumer Business;

•	attract and retain qualified management and employees; and

•	manage our expanding operations and implement and improve our operational, financial and management controls.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

We are a small public company with a large cash balance.

We are a publicly traded company and are subject to SEC and Nasdaq rules and regulations, including the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being publicly traded, given the size of our Consumer Business, the costs and burden of being a public company will be a significant portion of our annual revenues. On a pro forma basis, we had approximately $105.3 million in cash, cash equivalents and investments as of March 31, 2009. In the past our market capitalization has been lower than our cash balance. If these dynamics continue, we may be a take-over target in the future. This might cause distractions for our management and our board of directors and might otherwise prevent us from executing on our strategy for the Consumer Business to build long term stockholder value.

Our quarterly results have in the past, and may in the future, fluctuate significantly.

Our quarterly revenue and operating results have in the past and may in the future fluctuate from quarter to quarter. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenue and operating results may not be accurate indicators of future performance.

Several factors that have contributed or may in the future contribute to fluctuations in our operating results include:

•	Demand for our services;

•	Our ability to increase the efficiency and capacity of our technology services agents;

•	The performance of our channel partners;

•	Instability in the global macroeconomic climate and its effect on our and our channel partners’ operations;

•	The rate of expansion of our offerings and our investments therein;

•	Our reliance on a small number of channel partners for a substantial portion of our revenue;

•	The price and mix of products and services we or our competitors offer;

•	Our ability to attract and retain customers and channel partners;

•	Our ability to adapt to our customers’ needs in a market space defined by frequent technological change;

•	The amount and timing of operating costs and capital expenditures in our business;

•	Seasonal trends resulting from corporate spending patterns;

•	Diversion of management’s attention from other business concerns and disruption of our ongoing business as a result of acquisitions or divestitures by us;

•	The exercise of judgment by our management in making accounting decisions in accordance with our accounting policies; and

•	Potential losses on investments, or other losses from financial instruments we may hold that are exposed to market risk.

We may make acquisitions in the Consumer Business that may not prove successful.

We are considering acquisitions for our Consumer Business. We may not be able to identify suitable acquisition candidates at prices we consider appropriate. If we do identify an appropriate acquisition candidate, we may not be able to successfully and satisfactorily negotiate the terms of the acquisition. Our management may not be able to effectively implement our acquisition program and internal growth strategy simultaneously. The integration of acquisitions involves a number of risks and presents financial, managerial and operational challenges. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from these acquired entities with our management and personnel. Our failure to identify, consummate or integrate suitable acquisitions could adversely affect our Consumer Business. We cannot readily predict the timing, size or success of our future acquisitions. Failure to successfully operate our acquisition program could have a material adverse effect on our business, prospects, financial condition and results of operations. Acquisitions and divestitures could involve a number of other potential risks to our business, including the following, any of which could harm our business results:

•	Unanticipated costs and liabilities and unforeseen accounting charges or fluctuations;

•	Delays and difficulties in delivery of products and services;

•	Failure to effectively integrate or separate management information systems, personnel, research and development, marketing, sales and support operations;

•	Loss of key employees;

•	Economic dilution to gross and operating profit;

•	Diversion of management’s attention from other business concerns and disruption of our ongoing business;

•	Difficulty in maintaining controls and procedures;

•	Uncertainty on the part of our existing customers about our ability to operate after a transaction;

•	Loss of customers;

•	Loss of alliances;

•	Declines in revenue and increases in losses following divestitures;

•	Failure to realize the potential financial or strategic benefits of the acquisition or divestiture; and

•	Failure to successfully further develop the combined or remaining technology, resulting in the impairment of amounts recorded as goodwill or other intangible assets.

Economic or market factors could cause a decline in consumer spending for technology services, adversely affecting our financial results.

Our revenue and profitability depend on the overall demand for our services. Delays or reductions in demand for our services by consumers could materially adversely affect our financial results. If the markets for computers and electronic products continue to decline, our business, results of operations or financial condition could be materially adversely affected.

Economic instability may harm our operating results and the financial condition of our business.

As has been widely reported, the economies of the United States and foreign countries have been experiencing extreme disruption, including, among other things, higher mortgage delinquencies, increased unemployment, decreased consumer spending, highly volatile securities markets, diminished liquidity and credit availability, currency fluctuation, and downgrades and declining valuations of certain investments. These economic developments potentially affect our business in several ways. Our channel partners and prospects may be unable to obtain financing for major commitments and operations, they may reduce their spending or delay or cancel programs that include our offerings and they may be unable to pay us in a timely fashion. While we monitor these situations carefully and attempt to take appropriate measures to protect ourselves by recognizing revenue upon collection of accounts from channel partners we deem to have credit risks and upon sell-through by resellers, it is possible that we may have to write down or write off doubtful accounts. Such write-downs or write-offs would negatively affect our operating results for the period in which they occur and, if large enough, could have a material adverse effect on our operating results and financial condition. Our business, including our investment portfolio, may be harmed by general decreases in economic activity, including decreases in business and consumer spending and uncertainty due to economic disruptions and government intervention in the financial markets. We cannot predict the duration and severity of the current disruption in the macroeconomic climate and market conditions, and these conditions may harm our operating results.

Our failure to establish and expand successful third-party alliances to sell our products and services would harm our operating results.

Our service offerings require us to establish and maintain relationships with third parties who market and sell our premium technology services. Failure to establish or maintain third-party relationships in our business, particularly with firms that sell our services, on acceptable terms or at all, could materially and adversely affect the success of our business. We sell to numerous consumers through each of these channel partners, and therefore a delay in the launch or rollout of our services program with even one of these channel partners could cause us to miss revenue targets. The process of establishing a relationship with a channel partner can be complex and time consuming, and we must pass multiple levels of review and test marketing in order to be selected. If we are unable to establish a sufficient number of new channel partners on a timely basis our sales will suffer. There is also the risk that, once established, our programs with these channel partners may take longer than we expect to produce revenue or may not produce revenue at all. One or more of our key channel partners may also discontinue selling our services, offer them only on a limited basis or devote insufficient time and attention to promoting them to their customers. If any of these key channel partners merge with a competitor, particularly one that offers a service competitive with ours, all of these risks could be exacerbated. Each of these risks could reduce our sales and significantly harm our operating results.

Our inability to meet future financial performance targets that we announce or that are published by research analysts could cause the market price of our common stock to decline.

From time to time, we provide guidance related to our future financial performance. In addition, financial analysts publish their own expectations of our future financial performance. Because our quarterly revenue and our operating results fluctuate, future financial performance is difficult to predict. In the past, we have failed to meet our guidance. As it did following the announcement of our third quarter results in 2007, future downward adjustments of our guidance or the failure to meet our guidance or the expectations of research analysts would likely cause the market price of our common stock to decline.

Our guidance is based in part upon the expectation of sales of our services offerings, with which we have a limited history. A significant portion of our business is dependent upon third party alliances, including an alliance with Office Depot. We sell to numerous consumers through these channel partners, and these programs often require a significant initial investment of resources, strategic focus, and time before generating revenue. Accordingly, the timing of the rollout of our services by each channel partner, and therefore the timing of our revenue associated with that channel partner, is difficult to predict. Delay in the launch or rollout of our services programs in even one of these alliances could cause us to miss revenue targets, particularly in the near term, since we depend on only a few alliances for most of our revenue. In addition, in the event we fail to achieve projected revenue levels in any quarter, we will be unable to reduce our expenses for that quarter in a corresponding fashion, and our results will not meet our guidance or the expectations of securities analysts or investors, which would likely cause the market price of our common stock to decline.

Finally, the market prices of technology companies have been extremely volatile. Stock prices of many technology companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation relating to the stock trading and price volatility of the technology company in question. Any securities litigation we are involved in could result in our incurring substantial defense costs and diverting resources and the attention of management from our business.

If we fail to hire, train and manage our technology services agents efficiently and in a manner that provides an adequate level of support for our customers, our reputation and revenues could be harmed.

Our business plan depends in part on our ability to attract, manage and retain our technology services agents in North America in order to satisfy demand for our services. We may be unable to hire, train and manage adequate numbers of competent technology services agents, which is essential in creating a favorable interactive customer experience, including reducing customer wait times, reducing the time it takes our technology services agents to deliver our services, and meeting customer demand for our services at peak times. We have limited experience in hiring, training, and managing these technology services agents. Although our service delivery and communications infrastructure enables us to monitor and manage these technology services agents remotely, because they are home-based and geographically dispersed, it is more difficult to directly supervise their work. Any problems we encounter retaining technology services agents could seriously jeopardize our service delivery operations and our revenue. If we are unable to continually provide adequate staffing for our service delivery operations, our revenue and reputation could be seriously harmed.

From time to time, we enter into relationships with outsourcers to provide technology services to customers located outside North America and to provide on-site services for certain North American customers. We may be less able to manage the quality of services provided by outsourced technology services agents or third-party onsite service providers as directly as we would our own employees. In addition, outsourced services may be more costly. We also face the risk that disruptions or delays in outsourcers’ communications and information technology infrastructure could cause lengthy interruptions in the availability of our services. Any of these risks could harm our operating results.

The Asset Purchase Agreement for our Enterprise Business may expose us to contingent liabilities.

Under the Asset Purchase Agreement (the “Asset Purchase Agreement”) we entered into with Consona Corporation (“Consona”) in connection with the sale of our Enterprise Business completed in June 2009, we agreed to indemnify Consona for breaches or violations of any representation, warranty, covenant or agreement made by us in the Asset Purchase Agreement, for pre-closing and other liabilities related to the Enterprise Business, and for other matters, subject to certain limitations. Significant indemnification claims by Consona could have a material adverse effect on our financial condition. We will generally not be obligated to indemnify Consona for any breach of the representations and warranties made by us under the Asset Purchase Agreement until the aggregate amount of claims for indemnification for such breach exceeds $200,000 (except in the event of a breach of the sufficiency of purchased assets representation, in which case we will not be obligated to indemnify Consona for any breach of such representation until the aggregate amount of such claims exceeds $50,000, but we are then obligated to indemnify Consona for the full amount of such losses). In the event that claims for indemnification for breach of the representations and warranties made by us under the Asset Purchase Agreement exceed the stated threshold, we may be obligated to indemnify Consona for any damages or loss resulting from such breach in an amount not to exceed $2,000,000. Claims for indemnification for breach of any covenant, agreement or other matter made by us in the Asset Purchase Agreement, including claims for excluded liabilities, or claims for fraud or intentional misrepresentation, are not subject to the limits described above.

Disruptions in our information technology and service delivery infrastructure and operations, including interruptions or delays in service from our third-party web hosting provider, could impair the delivery of our services and harm our business.

Our operations depend on the continuing operation of our information technology and communication systems and those of our external service providers. Any damage to or failure of those systems could result in interruptions in our service, which could reduce our revenues and damage our reputation. We serve our customers through a third-party hosting facility located in the United States. We do not control the operation of this facility. As it did recently, it may experience unplanned outages and other technical difficulties, and it is vulnerable to damage or interruption from fires, floods, earthquakes, telecommunications and connectivity failures, power failures, and similar events. This facility is also subject to risks from vandalism, break-ins, intrusion, and other malicious attacks. Despite precautions taken, such as disaster recovery planning and back-up procedures, a natural disaster, act of terrorism or other unanticipated problem could cause a loss of information and data and lengthy interruptions in the availability of our services and hosted solutions offerings because we do not operate or maintain fully redundant systems. We rely on hosted systems maintained by third-party providers to deliver technology services to consumers, including taking customer orders, handling telecommunications for customer calls, and tracking sales and service delivery. Any interruption or failure of our internal or external systems could prevent us or our service providers from accepting orders and delivering services, or cause company and consumer data to be unintentionally disclosed. Our continuing efforts to upgrade and enhance the security and reliability of our information technology and communications infrastructure could be very costly, and we may have to expend significant resources to remedy problems such as a security breach or service interruption. Interruptions in our services resulting from labor disputes, telephone or Internet failures, power or service outages, natural disasters or other events, or a security breach could reduce our revenue, increase our costs, cause customers and channel partners to fail to renew or to terminate their use of our offerings, and harm our reputation and our ability to attract new customers.

Our investments in marketable securities are subject to market risks which may cause losses and affect the liquidity of these investments.

We have historically invested our portfolio in government debt securities, municipal debt securities with an auction reset feature (“auction-rate securities” or “ARS”), corporate notes and bonds, commercial paper and money market funds meeting certain criteria. At March 31, 2009, we had $62.3 million in cash and cash equivalents and $22.2 million in short-term and long-term investments. We also held $24.5 million, par value, of auction-rate securities as of March 31, 2009, approximately $20.9 million of which is held by UBS AG (“UBS”). Financing arrangements that are available to us include the right to a loan from UBS at no net cost for up to the amount of the par value of our eligible auction-rate securities. This loan option is part of the rights offer we signed with UBS in November, 2008, and is available until June 30, 2010. As of June 30, 2009, we had not exercised our right to obtain this loan.

Certain of our investments are subject to general credit, liquidity, market and interest rate risks, which may be exacerbated by the global macroeconomic downturn that, among other things, has caused credit and liquidity issues. Commencing in February 2008, illiquidity conditions in the global credit markets resulted in failed auctions for all of our auction-rate securities. In the near term, our ability to liquidate our investments or fully recover the carrying values may be limited or not exist. In addition, adverse market events could cause us to lose part or all of our investment in our portfolio. The market risks associated with our investment portfolio may have a negative adverse effect on our results of operations, liquidity and financial condition.

We may realize losses on our investments in auction-rate securities or be unable to liquidate these investments at desired times in desired amounts.

At March 31, 2009, we had $18.2 million, carrying value, of auction-rate securities. Historically, our ARS were highly liquid, and used a Dutch auction process that resets the applicable interest rate at predetermined intervals, typically every 28 to 35 days, to provide liquidity at par. However, as a result of disruption in the global credit and capital markets, the auctions for all of our ARS failed beginning in February 2008 when sell orders exceeded buy orders. Accordingly, we were unable to sell any of our ARS. Of the $24.5 million, par value, of ARS as of March 31, 2009, approximately $20.9 million is held by UBS and has been classified as trading securities because of the ARS put option described below. Accordingly, during the first quarter of 2009 we recorded a realized loss of $218,000, net, related to a gain of $1.9 million to adjust the value of the UBS ARS to fair value and a loss of $2.1 million on the ARS put option.

In November 2008, we accepted an offer from UBS, entitling UBS, at any time during a two-year period from June 30, 2010 through July 2, 2012, to buy our auction-rate securities originally purchased from UBS at par value. In accepting the offer, we granted UBS the authority to sell or auction the ARS at par at any time up until the expiration date of the offer and released UBS from any claims relating to the marketing and sale of ARS. As part of this offer, we not only received a guarantee from UBS to purchase our UBS ARS holdings at par value, but also the right to a loan from UBS at no net cost to us for up to the amount of the par value of our eligible ARS holdings. Prior to any sale of our ARS, ARS will continue to accrue and pay interest as determined by the auction process or the terms specified in the ARS if the auction process fails. UBS’s obligations under the offer are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the offer. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the offer. If UBS has insufficient funding to buy back the ARS and the auction process continues to fail, then we may incur further losses on the carrying value of the ARS.

Under applicable accounting rules we must re-value our ARS and ARS put option for UBS each reporting period. This means that changes in their value will be recorded as interest income (expense) and other, net, in our condensed consolidated statement of operations. In any period, a change in value of our auction-rate securities put option may be offset, at least in part, by a corresponding change in the value of our ARS or vice versa.

The remaining ARS was issued by another investment advisor who has not made an offer similar to UBS. Accordingly, we have continued to classify the ARS issued by this adviser as available-for-sale securities. Changes in their market value during the first quarter of 2009 have been recorded through other comprehensive income as a $1.0 million loss. If market conditions deteriorate further, we may be required to record additional unrealized losses in other comprehensive income or as impairment charges. We will not be able to liquidate these investments unless the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process, or the security matures.

We have recorded long-lived assets, and our results of operations would be adversely affected if their value becomes impaired.

Goodwill and identifiable intangible assets were recorded in part due to our acquisition of substantially all of the assets of Core Networks Incorporated in September 2004 and our acquisition of YourTechOnline.com in May 2008. We also have certain intangible assets with indefinite lives. We assess the impairment of goodwill and indefinite lived intangible assets annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. We assess the impairment of acquired product rights and other finite lived intangible assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. As a result of our discontinuance of active marketing and selling of one of the products we acquired from Core Networks, and a reevaluation of the fair value of the Core Network’s technology intangible assets, we recognized a non-cash write-down of approximately $1.7 million during the fourth quarter of 2007. An impairment loss was recognized because the sum of the discounted future net cash flows expected to result from the use of the assets and their eventual disposition was less than the carrying amounts. Such impairment loss was measured as the difference between the carrying amounts of the assets and their fair value. Furthermore, we evaluate cash flows at the lowest operating level. If the number of reporting segments increases in the future, as it did in 2008, this may make impairment more probable than it would be with fewer reporting segments. As a result of the sale of our Enterprise Business, we expect to write off significant goodwill from the Core Networks acquisitions in the second quarter of 2009. As was the case in the fourth quarter of 2007, future write-downs of goodwill or net long-lived and intangible assets, would cause our operating results to suffer.

Management changes and reorganization efforts may strain our administrative, technical, operational and financial infrastructure and disrupt our business.

Our success depends on the skills, experience, performance, and focus of our senior management, engineering, sales, marketing and other key personnel. In June 2009, we completed the sale of the assets of our Enterprise Business to Consona Corporation. In connection with this asset sale, we made several management and organizational changes. Our success will depend to a significant extent on the ability of our executives and key employees to function effectively in their new roles and to work together successfully. If these executives and key employees do not function and work together successfully, or if we lose the services of one or more of our executives or key employees, our business could be harmed.

We are also focused on increasing our operating margins and improving our operating efficiencies. To this end, we reduced our workforce in the fourth quarter of 2008 and again in the first and second quarters of 2009. All of these changes place a strain on our management, and our administrative, technical, operational and financial infrastructure. In addition, reductions in our workforce could make it difficult to motivate and retain remaining employees or attract needed new employees, and could also affect our ability to deliver products and services in a timely fashion.

We must compete successfully in the markets in which we operate or our business will suffer.

We compete in markets that are highly competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. We compete with a number of companies in the market for remote technology services. In addition, our customers and potential customers have developed or may develop similar offerings internally.

The markets for our services are still rapidly evolving, and we may not be able to compete successfully against current and potential competitors. Our ability to expand our business will depend on our ability to maintain our technological advantage, introduce timely enhanced products to meet growing support needs, deliver on-going value to our customers and scale our business. Competition in our markets could reduce our market share or require us to reduce the price of products and services, which could harm our business, financial condition and operating results.

We compete with electronics retailers that offer premium technology services, digital service provides, anti-virus providers, PC manufacturers, warranty providers, companies that offer online technology support and local computer repair shops. Certain of these competitors have longer operating histories, significantly greater financial, technical and other resources, greater access to large numbers of consumers, stronger strategic alliances or greater name recognition than we have.

Our future service offerings may not achieve market acceptance.

If we fail to develop enhanced versions of our services offerings in a timely manner or to provide services that achieve rapid and broad market acceptance, we may not maintain or expand our market share. We may fail to identify new service opportunities for our current market or new markets that we enter in the future. In addition, our existing services may become obsolete if we fail to introduce new services that meet new customer demands or support new standards. While we are developing new services, there can be no assurance that these new products and services will gain market acceptance or generate material revenue for us. We have limited control over factors that affect market acceptance of our product and services, including the willingness of companies to transition to our solutions and customer preferences for competitors’ products, services and delivery models.

We rely on third-party technologies and our inability to use or integrate third-party technologies could delay service development and could harm our business.

We generally use our own technology to diagnose and resolve consumer technology problems. If our products fail to perform well in consumers’ complex software environment, our services may not be successful. We intend to continue to license technologies from third parties, including applications used in our research and development activities and technologies, which are integrated into our services. Our use of technologies licensed from third parties poses certain risks. Some of the third-party technologies we license may be provided under “open source” licenses, which may have terms that require us to make generally available our modifications or derivative works based on such open source code. Our inability to obtain or integrate third-party technologies with our own technology could delay service development until equivalent compatible technology can be identified, licensed and integrated. These third-party technologies may not continue to be available to us on commercially reasonable terms or at all. We may fail to successfully integrate any licensed technology into our solutions or services, which would harm our business and operating results. Third-party licenses also expose us to increased risks that include:

•	Risks of product malfunction after new technology is integrated;

•	Risks that we may be unable to obtain or continue to obtain support, maintenance and updates from the technology supplier;

•	The diversion of resources from the development of our own proprietary technology; and

•	Our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

Our systems collect, access, use, and store personal customer information and enable customer transactions, which poses security risks, requires us to invest significant resources to prevent or correct problems caused by security breaches, and may harm our business.

A fundamental requirement for online communications, transactions and support is the secure collection, storage and transmission of confidential information. Our systems collect and store confidential and/or personal information of our individual customers as well as our channel partners and their end-users, including credit card information, and our employees and contractors may access and use that information in the course of providing services for our customers. In addition, we collect and retain personal information of our employees in the ordinary course of our business. We and our third-party contractors use commercially available technologies to secure this information. Despite these measures, third parties may attempt to breach the security of our data or that of our customers. In addition, errors in the storage or transmission of data could breach the security of that information. We may be liable to our customers for any breach in security and any breach could subject us to governmental or administrative proceedings or monetary penalties, and harm our business and reputation. Also, computers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to comply with mandatory privacy and security standards required by law, industry standard, or contract, and to further protect against security breaches or to correct problems caused by any breach.

Privacy concerns and laws or other domestic or foreign regulations may require us to incur significant costs and may reduce the effectiveness of our solutions, and our failure to comply with those laws or regulations may harm our business and cause us to lose customers.

Our software contains features that allow our technology services agents to access, control, monitor or collect information from computers running the software. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations restricting or otherwise regulating the collection, use and disclosure of personal information obtained from consumers and individuals. Those regulations could require costly compliance measures, could reduce the efficiency of our operations, and could require us to modify our systems or services. Liability for violation of, costs of compliance with, and other burdens imposed by such laws and regulations may limit the use and adoption of our services and reduce overall demand for them. Even the perception of privacy concerns, whether or not valid, may harm our reputation and inhibit adoption of our solutions. In addition, we may face claims about invasion of privacy or inappropriate disclosure, use, storage, or loss of information obtained from our customers. Any imposition of liability could harm our reputation, cause us to lose customers and cause our operating results to suffer.

We are exposed to risks associated with credit card and payment fraud and with credit card processing.

Certain of our customers use credit cards to pay for our technology support offerings. We may suffer losses as a result of orders placed with fraudulent credit cards or other payment data. Our failure to detect or control payment fraud could have an adverse effect on our results of operations. We are also subject to payment card association operating standards and requirements, as in effect from time to time. Compliance with those standards requires us to invest in network and systems infrastructure and processes. Failure to comply with these rules or requirements may subject us to fines, potential contractual liabilities, and other costs, resulting in harm to our business and results of operations.

We may not obtain sufficient patent protection, which could harm our competitive position, increase our expenses and harm our business.

Our success and ability to compete depend to a significant degree upon the protection of our solutions and other proprietary technology. It is possible that:

•	We may not be issued patents we may seek to protect our technology;

•	Competitors may independently develop similar technologies or design around any of our patents;

•	Patents issued to us may not be broad enough to protect our proprietary rights; and

•	Our issued patents could be successfully challenged.

We rely upon intellectual property laws to protect our proprietary rights, and if these rights are not sufficiently protected, it could harm our ability to compete and to generate revenue.

We rely on a combination of laws, such as those applicable to patents, copyrights, trademarks and trade secrets, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Our ability to compete and grow our business could suffer if these rights are not adequately protected. Our proprietary rights may not be adequately protected because:

•	Laws and contractual restrictions may not adequately prevent infringement of our proprietary rights and misappropriation of our technologies or deter others from developing similar technologies; and

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Policing infringement of our patents, trademarks and copyrights, misappropriation of our trade secrets, and unauthorized use of our products is difficult, expensive and time-consuming, and we may be unable to determine the existence or extent of this infringement or unauthorized use.

Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. The outcome of any litigation is uncertain and could significantly impact our financial results. Also, the laws of other countries in which we market our products may offer little or no protection of our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for them, which would harm our competitive position and market share.

We may face intellectual property infringement claims that could be costly to defend and result in our loss of significant rights.

Our business relies upon the use and licensing of technology. Other parties may assert intellectual property infringement claims against us or our customers, and our products may infringe the intellectual property rights of third parties. For example, our products may infringe patents issued to third parties. In addition, as is increasingly common in the technology sector, we may be confronted with the aggressive enforcement of patents by companies whose primary business activity is to acquire patents for the purpose of offensively asserting them against other companies. From time to time, we have received allegations of intellectual property infringement, and we may receive more claims in the future. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. The outcome of any litigation is uncertain and could significantly impact our financial results. If there is a successful claim of infringement, we may be required to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license proprietary rights on a timely basis would harm our business.

Risks Related to Ownership of Our Common Stock

The trading price for our common stock has been and may continue to be volatile.

The trading price of our common stock has been volatile since our initial public offering and will likely continue to be volatile. The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new services, significant contracts, commercial relationships or capital commitments.

•	Recommendations by securities analysts or changes in earnings estimates.

•	Announcements about our financial results that are not in line with analyst expectations.

•	Announcements by our competitors of their financial results that are not in line with analyst expectations.

•	The volume of shares of our common stock available for public sale.

•	Sales of stock by us or by our stockholders.

•	Short sales, hedging and other derivative transactions on shares of our common stock.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class-action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

THIS EXCHANGE OFFER

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

We are making an offer to Eligible Optionholders to exchange their Eligible Options for New Options. All Eligible Options that are properly tendered in accordance with the section below entitled “Procedure for Tendering Eligible Options,” and not validly withdrawn pursuant to the section below entitled “Withdrawal Rights” before the Expiration Date of this Exchange Offer, will be exchanged for New Options. The New Options will have an exercise price per share equal to the last reported sale price of our common stock on The Nasdaq Global Select Market on August 21, 2009.

August 21 Price

The last reported sale price per share of our common stock on The Nasdaq Global Select Market on the Expiration Date, which is currently expected to be August 21, 2009.

Cancellation Date

The date when Eligible Options that are tendered to us and accepted by us pursuant to this Exchange Offer will be canceled. We expect that the Cancellation Date will be the same date as the Expiration Date.

Eligible Optionholders

Every employee of support.com or any of its subsidiaries on the date on which this Exchange Offer commences, who holds one or more Eligible Options and who continues to be an employee of support.com or any of its subsidiaries as of the Expiration Date. Our non-employee directors are not eligible to participate in this Exchange Offer.

Eligible Options

Any option for the purchase of shares of our common stock granted under the 2000 Plan and outstanding as of July 27, 2009, whether vested or unvested, with an exercise price per share greater than the last reported sale price per share of our common stock on The Nasdaq Global Select Market on August 21, 2009.

Exchange Offer

This document is referred to as the Exchange Offer.

Executive Officers

The officers of support.com who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

Expiration Date

We expect that the Expiration Date of the Offering Period will be August 21, 2009 at 5:00 p.m. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the Offering Period, the term “Expiration Date” will refer to the time and date at which the extended Offering Period expires.

New Options

New stock options issued under the 2000 Plan that will replace the Eligible Options tendered pursuant to this Exchange Offer. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. New Options will be subject to the terms of our 2000 Plan and a new stock option agreement (including any country-specific terms) between you and us. If you reside outside of the United States, see the country-specific appendices that are attached as schedules to this Exchange Offer.

In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the August 21 Price.

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Each New Option will be subject to a new vesting schedule. For our Executive Officers, the New Options will vest as follows: one-third will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our employees other than our Executive Officers, the New Options will vest monthly over a three-year period, beginning on the New Option Grant Date.

•	Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered for exchange was an incentive stock option.

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Each New Option will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan. If, following a change in control, either your employment with us is involuntarily terminated (as defined in your stock option agreement for the New Option), or your resign your employment for good reason (as defined in your stock option agreement for the New Option), then thirty-three percent (33%) of the then-unvested shares subject to your New Option will become vested and fully exercisable upon your termination or resignation. If, however, your employment offer letter with us and/or your stock option agreement states that a higher percentage of shares will be subject to acceleration under those circumstances, then the higher percentage will apply.

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Unlike other stock options granted by us, which generally expire after seven years from the date of grant, each New Option will instead expire on the same date your current Eligible Option was originally scheduled to expire. In effect, the date of expiration of the New Options does not change when compared to the date of expiration of the original Eligible Options.

New Option Grant Date

We expect the New Option Grant Date will be the same date as the Expiration Date. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will commence on July 27, 2009 and expire at 5:00 p.m. Pacific Time on August 21, 2009.

Vesting Schedule

The new options will be subject to a new vesting schedule. For our Executive Officers, one-third of New Options will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our other employees, New Options will vest monthly over a three-year period, commencing immediately on the New Option Grant Date. Additionally, vesting of the New Options will be subject to acceleration under certain circumstances following a change in control of support.com as defined in the 2000 Plan, as explained in further detail above.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SUPPORT.COM. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF SUPPORT.COM BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Purpose of This Exchange Offer

Transformation of Our Compensation Philosophy to Reflect the Sale of Our Enterprise Business

In connection with the sale of our Enterprise Business, which closed on June 23, 2009, the Compensation Committee of our Board of Directors (the “Committee”) undertook a review of our compensation program. The purpose of the review was to assess and re-align our overall compensation philosophy and structure to our smaller scale and focus on our Consumer Business following the Enterprise Business sale. The Committee retained Compensia, a compensation consulting firm, to advise us on the identification of a peer group of companies for compensation benchmarking purposes; to gather data on our executive officer cash and equity compensation relative to the peer group; and to advise on potential changes to our overall compensation program.

The Enterprise Business sale transformed us into a small, technology-enabled services business aimed at long-term growth. This transformation placed us into a peer group of small public companies whose compensation programs emphasize equity incentives, including stock options. Stock options align employee compensation with the interests of stockholders by encouraging the creation of long-term stockholder value. Stock options also motivate employees to achieve our business goals and are an important tool to retain employees. Equity incentives are particularly important for companies such as ours where expense control measures dictate that cash compensation be closely monitored.

Based on the results of the compensation benchmarking exercise, the Committee determined that long-term equity incentives, in the form of stock options, should play a more prominent role in our compensation program. The Committee relied on the benchmarking findings to reduce executive cash compensation levels and to increase the value of long-term equity incentive compensation as a component of overall compensation. These adjustments are consistent with our new executive compensation philosophy and reflected the change in our compensation scale after the Enterprise Business sale. The Committee reduced cash compensation for the following individual Executive Officers effective July 1, 2009, in the amounts set forth below:

Name and Title	Prior Base Salary	Base Salary as of July 1, 2009	Prior Cash Incentive Potential	Cash Incentive Potential as of July 1, 2009
Joshua Pickus President and Chief Executive Officer	$350,000	$325,000	$300,000	$170,000
Anthony Rodio Chief Operating Officer	$250,000	$240,000	$125,000	$85,000
Richard Mandeberg Chief Revenue Officer	$250,000	$225,000	$125,000	$100,000
Shelly Schaffer Chief Financial Officer	$265,000	$255,000	$132,500	$92,000

Also on June 30, 2009, in order to have the flexibility to grant additional stock options as appropriate to retain and motivate employees to create long-term stockholder value, the Committee amended the 2000 Plan to remove the annual limit on the number of stock options that may be granted to individual employees. Prior to the June 30, 2009 amendment, Section 4(c) of the 2000 Plan provided that no employee shall be granted options to purchase more than one million shares in any fiscal year. The amendment removing that limitation took effect on June 30, 2009. Later in 2009, as a part of the ongoing implementation of our new compensation philosophy, we intend to issue additional grants to employees, including Executive Officers. At this time, we do not anticipate making refresh grants in 2010, other than for promotions or in exceptional circumstances.

The Committee also reviewed the overall equity ownership levels of our Executive Officers and the value of stock options held by all employees. The Committee observed that nearly all of our employees and Executive Officers have outstanding stock options whose exercise prices are meaningfully higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” The Committee concluded that such outstanding underwater stock options were no longer effective as a tool to implement our most important compensation goals, which include aligning employee and stockholder interests and motivating and retaining employees. Due to current market conditions, which may last for an extended period of time, we and the Committee believe that these underwater stock options have less than desirable value as an incentive to retain and motivate our employees. The Committee determined that addressing the underwater options was critical to our compensation program and our success, especially with our transformation after the Enterprise Business sale.

How This Exchange Offer Fits Into Our Re-Aligned Compensation Program

This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2000 Plan. By making this Exchange Offer, we intend to provide our employees with the opportunity to hold stock options that have a greater potential to increase in value over time. We believe this will better align employee’s interests with those of our stockholders and motivate employees to remain at support.com and contribute to our long-term success.

We also believe that the exchange offer will motivate employees to further contribute to the achievement of our business goals, including future growth of our Consumer Business. Re-aligning the exercise price of previously granted stock options more closely with the current market price of our common stock will enable those options to be a more effective tool for motivating and retaining our employees and aligning their interests with those of our stockholders. While we hope the exchange offer will reduce the disparity between the current market price of our stock and the exercise price of outstanding stock options, we cannot predict the market price of our common stock or guarantee that the price of our common stock will increase to a price greater than the exercise price of the New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT, AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Procedure For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

You may elect to exchange all or only a portion of your Eligible Options, on a grant by grant basis. On your Notice of Election, you may either indicate that you are tendering all of your Eligible Options, or you may indicate the grant numbers of the grants corresponding to the Eligible Options that you wish to tender pursuant to this Exchange Offer. However, if you decide to exchange options granted under a specific grant, you must exchange all of the options that are subject to that particular grant.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder through the Expiration Date. You must submit your election on the Notice of Election, and it must be received by us, on or before 5:00 p.m. Pacific Time on August 21, 2009. You do not need to return your stock option agreements relating to your tendered Eligible Options; they will be automatically canceled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until you have properly completed a Notice of Election. You must properly complete and submit your Notice of Election by the Expiration Date. This is a one-time offer, and we will strictly enforce the Offering Period. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

We will only accept your tender of your Eligible Options and acknowledgment of participation in this Exchange Offer via a properly completed Notice of Election. We must receive your Notice of Election before the Expiration Date. You may submit your Notice of Election as a scanned copy or PDF copy attached to an e-mail addressed to tenderoffer@support.com, by fax to +1 650-556-1194, attention Maura Burns, or by mail addressed to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard, Redwood City, CA 94063

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE NOTICE OF ELECTION, IS AT THE ELECTION AND RISK OF THE ELIGIBLE OPTIONHOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, for any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with the section entitled “Acceptance of Eligible Options for Exchange and Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between us and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

Withdrawal Rights

If you tender your Eligible Options pursuant to this Exchange Offer, but you change your mind before the Expiration Date, you may withdraw your tendered Eligible Options by following the procedure outlined in this section.

You may withdraw your tendered Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond the scheduled Expiration Date, you may withdraw your tendered Eligible Options at any time prior to the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw your tendered Eligible Options, you must properly complete a Notice of Withdrawal, and you must deliver your Notice of Withdrawal to us before the Expiration Date. Your Eligible Options will not be withdrawn until we receive your proper and complete Notice of Withdrawal. If you have tendered Eligible Options and miss the deadline to submit a Notice of Withdrawal, then provided that you are an Eligible Optionholder, your tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer.

You may submit your Notice of Withdrawal as a scanned copy or PDF copy attached to an e-mail addressed to tenderoffer@support.com, by fax to +1 650-556-1194, attention Maura Burns, or by mail addressed to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard

Redwood City, CA 94063

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE NOTICE OF WITHDRAWAL, IS AT THE ELECTION AND RISK OF THE ELIGIBLE OPTIONHOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

You may not rescind any withdrawal, and your withdrawn Eligible Options will not thereafter be deemed properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “Procedure for Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will we or any other person incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange and Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once the Expiration Date passes and we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. We will issue new stock option agreements for the New Options as soon as administratively practicable after we accept the tendered Eligible Options, assuming you are still an active employee of support.com on the New Option Grant Date. If this Exchange Offer is extended, then the New Option Grant Date will also be extended.

If you have tendered your Eligible Options under this Exchange Offer and your employment or service with support.com terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date: (1) we are prohibited by applicable securities laws from giving effect to the Exchange Offer; (2) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material adverse change in our business or financial condition; or (3) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see “This Exchange Offer–Purpose of This Exchange Offer”).

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Exchange Offer. We may waive them at any time and from time to time before the expiration of the Exchange Offer, at our discretion.

Price Range of Common Stock Underlying the Options

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. The Eligible Options themselves are not traded on any trading market. Our common stock is listed on The Nasdaq Global Select Market under the symbol “SPRT.”

The following table reflects the quarterly high and low closing sale prices, per share, of our common stock on The Nasdaq Global Select Market during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2009
Second Quarter	$2.39	$1.94
First Quarter	$2.22	$1.57
Fiscal Year Ended December 31, 2008
Fourth Quarter	$3.00	$1.81
Third Quarter	$3.84	$2.92
Second Quarter	$3.93	$3.105
First Quarter	$4.32	$3.30
Fiscal Year Ended December 31, 2007
Fourth Quarter	$6.38	$3.90
Third Quarter	$5.84	$4.84
Second Quarter	$6.09	$5.00
First Quarter	$7.01	$5.18

On July 20, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $2.20. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options. As of July 20, 2009, there were approximately 162 stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under the 2000 Plan. Each of the New Options will be granted under the 2000 Plan as well. The number of shares to be subject to the New Options will be equal to the number of shares covered by the Eligible Options. The shares of our common stock subject to Eligible Options that are cancelled pursuant to this Exchange Offer will be retired and returned to the pool of shares available for grants of options under the 2000 Plan.

As of July 20, 2009, there were outstanding options under our 2000 Plan to purchase an aggregate of 8,033,828 shares of our common stock, with a weighted average exercise price of $4.37, 5,492,296 of which were fully vested and exercisable. We expect that options to purchase up to 5,026,203 shares of our common stock, the number of options held by our employees as of July 20, 2009, will be tendered for exchange under this Exchange Offer. Since this is a one-for-one exchange, if all such options qualify as Eligible Options and are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 5,026,203 shares of our common stock.

Terms of New Options

The New Options will be granted under the 2000 Plan. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as were subject to the Eligible Option for which the New Option was exchanged. The New Options will differ from the Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the closing sale price of our common stock on The Nasdaq Global Select Market on August 21, 2009.

•

Each New Option will be subject to a new vesting schedule. For our Executive Officers, the New Options will vest as follows: one-third will vest on the first anniversary of the New Option Grant Date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our employees other than our Executive Officers, the New Options will vest monthly over a three-year period, beginning on the New Option Grant Date.

•	Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered for exchange was an incentive stock option.

•

Each New Option will be subject to acceleration under certain circumstances following a change of control of support.com as defined in the 2000 Plan. If, following a change in control, either your employment with us is involuntarily terminated (as defined in your stock option agreement for the New Option), or your resign your employment for good reason (as defined in your stock option agreement for the New Option), then thirty-three percent (33%) of the then-unvested shares subject to your New Option will become vested and fully exercisable upon your termination or resignation. If, however, your employment offer letter with us and/or your stock option agreement states that a higher percentage of shares will be subject to acceleration under those circumstances, then the higher percentage will apply.

•

Unlike other new stock option grants by us, which generally expire seven years after the date of the option grant, each New Option will expire on the same date on which the corresponding Eligible Option was originally scheduled to expire. In other words, the expiration date of your Eligible Option will not change or be extended when the New Option is granted; the New Option will reflect the same expiration date as your Eligible Option. The terms and conditions of your Eligible Options are set forth in the 2000 Plan and in your stock option agreement and notice of stock option grant. If you reside outside of the United States, you should also review the country-specific terms in your stock option agreement and notice of stock option grant, as well as the country-specific terms that are attached as schedules to this document.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SUPPORT.COM OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF SUPPORT.COM OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

2000 Plan

We issued the options outstanding under the 2000 Plan to provide our employees with the opportunity to acquire an ownership interest in support.com. We believe that, when our employees have an ownership stake in support.com, they have a stronger incentive to expend maximum effort for our growth and success, and they will have additional motivation to remain our employees.

Under the current terms of the 2000 Plan, a total of 21,011,332 shares of our common stock are reserved for issuance pursuant to awards granted under the 2000 Plan.

As of July 20, 2009, a total of 8,848,787 shares of our common stock were available under the 2000 Plan for the future issuance of various types of equity-based awards, including stock options, stock appreciation rights, restricted shares and/or stock units.

Summary of the 2000 Plan

The following is a summary of the 2000 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2000 Plan, a copy of which is filed with the Schedule TO as Exhibit (d)(1). The 2000 Plan was adopted by our Board of Directors on February 15, 2000.

Administration

The 2000 Plan is administered by the Committee. The 2000 Plan provides for the direct award or sale of shares of our common stock and for the grant of options to purchase shares of our common stock. The 2000 Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants.

Our Board of Directors may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. Section 8(k) of our 2000 Plan permits the Committee to approve the cancellation of outstanding options in return for a grant of new options at a different exercise price.

Eligibility

Under the 2000 Plan, our employees, directors and consultants are eligible to receive stock options and other equity awards.

Types of Awards

The 2000 Plan permits the administrator to grant a variety of equity-based awards, including stock options, stock appreciation rights, restricted shares and/or stock units.

Number of Shares

As of July 20, 2009, 21,011,332 shares of our common stock were authorized for issuance under the 2000 Plan. As of July 20, 2009, 8,033,828 stock options were outstanding under the 2000 Plan at a weighted average exercise price of $4.37 per share, and 8,848,787 shares were available for future grant under the 2000 Plan. We expect that options to purchase up to 5,026,203 shares of our common stock, the number of options held by our employees as of July 20, 2009, will be tendered for exchange under this Exchange Offer.

Stock Options

The exercise price per share of any stock option granted under the 2000 Plan must be set at or above the fair market value of a share of our common stock on the date of grant. Each stock option will vest on the dates and in the installments that the administrator designates. At the discretion of the administrator, the exercise price of any stock option may be paid in cash, by check, by services rendered, by cashless exercises, by transferring shares to us that meet certain requirements, by full-recourse promissory note, by loan secured by pledged shares, or any other form of payment consistent with applicable laws, rules and regulations. Incentive stock options have a maximum term of ten years; the term of nonqualified stock options is at the discretion of the administrator.

Stock Appreciation Rights (SARs)

A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. Each award of stock appreciation rights is evidenced by an award agreement specifying the terms and conditions of the award. The administrator determines the exercise price of stock appreciation rights and other terms and conditions of stock appreciation rights. The administrator also determines the number of shares granted to a service provider pursuant to a stock appreciation right.

Restricted Shares

Restricted shares are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate, including that the restricted shares will vest based on the achievement of certain types of performance goals, which shall be measured by our auditors. Each award of restricted shares is evidenced by an award agreement specifying the terms and conditions of the award. The administrator will determine the number of restricted shares granted to any service provider. The administrator also determines the purchase price of any grants of restricted shares.

Stock Units

A stock unit is a bookkeeping entry representing one share of our common stock. Awards of stock units may be subject to vesting, in full or in installments, at the discretion of the administrator, and may vest upon the satisfaction of conditions selected by the administrator. Upon vesting, we may settle stock unit awards in either cash, in shares of our common stock, or in some combination, as determined by the administrator. If the administrator elects to settle a stock unit award in cash, in whole or in part, methods of converting the stock units into cash may include, without limitation a method based on the average fair market value of shares of our common stock over a series of trading days. Each award of stock units is evidenced by an award agreement specifying the terms and conditions of the award. The administrator will determine the number of stock units granted to any service provider. No payment will be required of recipients of stock unit awards.

Effect of Change in Control

In granting awards, the administrator may provide that all or a portion of such awards may vest upon a “change in control.” The 2000 Plan defines “change in control” as either (i) a change in the composition of our Board of Directors such that fewer than half of the incumbent directors were either directors 24 months before the change or were elected or nominated by a majority of the directors who were directors 24 months before the change (and were still in office at the time of the election or nomination), or (ii) an acquisition of securities by a person or entity as a result of which the person or entity becomes the beneficial owner of 50% or more of the voting power of our outstanding securities.

Amendment and Termination

Our Board of Directors may amend or terminate the 2000 Plan at any time, as long as the amendment or termination does not negatively affect any stock options that have previously been granted under the 2000 Plan without the consent of the holder. Furthermore, no amendment or termination may deprive any holder of any shares which he or she may have acquired through or as a result of the 2000 Plan. An amendment of the 2000 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws, regulations or rules. Under the 2000 Plan, the administrator may approve the cancellation of outstanding options in return for a grant of new options at a different exercise price without stockholder approval. If it is not terminated earlier by our Board of Directors, the 2000 Plan will terminate in 2010, and no stock option or award may be granted after that date. Options granted prior to the expiration of the 2000 Plan will remain outstanding in accordance with their terms.

Information Concerning support.com; Financial Information

Information Concerning Us

We are a leading provider of premium technology services. We deliver technology services to consumers over the internet and the phone, for a fee. We offer incident-based and subscription-based services to consumers through retailers, antivirus providers and other companies who provide technology products and services to consumers. We also provide our services directly to consumers through our website, www.support.com.

We originally incorporated in Delaware in 1997 as Replicase, Inc. We completed our initial public offering in July, 2000. In June 2009, we completed the sale of the assets of our Enterprise Business to Consona Corporation, and we changed our name from SupportSoft, Inc. to support.com, Inc. Our principal offices are located at 1900 Seaport Boulevard, Redwood City, CA 94063, and our telephone number is +1 650-556-9440.

Additional information about support.com is available from the documents listed in the section entitled “Additional Information,” below.

Financial Information

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is incorporated herein by reference. Please see “This Exchange Offer–Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Book Value

We had a book value per share of $2.48 on March 31, 2009 (calculated using the book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Fiscal Year Ended		Three Months Ended
December 31, 2007	December 31, 2008	March 31, 2009	March 31, 2008
*	*	*	*

*	The ratio of earnings to fixed charges is not applicable, as earnings are inadequate to cover fixed charges. The amount of the coverage deficiency was $20.7 million and $18.6 million for the years ended December 31, 2007 and 2008, respectively, and $3.5 million and $7.3 million for the three months ended March 31, 2008 and 2009, respectively.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases.

Summary Financial Information

The following summary financial data is derived from our consolidated financial statements as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2008 filed and our Form 10-Q for the quarterly period ended March 31, 2009.

Support.com, Inc.

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
License	$807	$2,974	$11,813	$15,780
Maintenance	3,668	4,002	15,881	16,084
Services	2,443	3,949	14,365	14,888
Consumer	3,614	703	6,811	1,050

Total Revenue	10,532	11,628	48,870	47,802

Costs and expenses:
Cost of license	110	51	337	218
Cost of maintenance	420	549	1,930	2,586
Cost of services	2,569	3,753	13,652	15,652
Cost of consumer	4,421	1,240	9,615	4,608
Amortization/write down of intangible assets	43	30	202	2,815
Research and development	1,926	2,235	8,896	9,441
Sales and marketing	5,200	6,386	24,305	30,410
General and administrative	2,831	2,356	11,006	9,296

Total costs and expenses	17,520	16,600	69,943	75,026

Loss from operations before interest income and other, net	(6,988)	(4,972)	(21,073)	(27,224)
Interest income and other, net	(302)	1,449	2,506	6,526

Loss from operations before income taxes	(7,290)	(3,523)	(18,567)	(20,698)
Provision for income taxes	(106)	(108)	(539)	(671)

Net loss	$(7,396)	$(3,631)	$(19,106)	$(21,369)

Basic net loss per share	$(0.16)	$(0.08)	$(0.41)	$(0.47)

Shares used in computing basic net loss per share	46,330	46,150	46,098	45,610

Diluted net loss per share	$(0.16)	$(0.08)	$(0.41)	$(0.47)

Shares used in computing diluted net loss per share	46,330	46,150	46,098	45,610

	March 31, 2009	December 31,
		2008	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$84,902	$87,856	$112,940
Total current assets	75,710	84,116	125,558
Total non-current assets	39,409	39,470	12,900
Total current liabilities	12,823	15,687	16,278
Total non-current liabilities	2,384	2,453	1,318
Total stockholders’ equity	99,992	105,446	120,862

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options

The following table sets forth certain information as of July 20, 2009 regarding the outstanding options granted under the 2000 Plan held by each of our Executive Officers and directors. Our Executive Officers are eligible to participate in this Exchange Offer. Our non-employee directors are not eligible to participate in this Exchange Offer. As of July 20, 2009, our Executive Officers and directors (nine (9) persons) as a group held options unexercised and outstanding under the 2000 Plan to purchase a total of 3,145,000 shares of our common stock, which represented approximately 39.15% of the shares subject to all options outstanding under the 2000 Plan as of that date.

The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the 2000 Plan, which was 8,033,828 as of July 20, 2009.

Name	Position	Aggregate Number of Options Under the 2000 Plan	Percentage of Outstanding Options Under the 2000 Plan
Joshua Pickus	President and Chief Executive Officer	1,450,000	18.05%
Richard Mandeberg	Chief Revenue Officer	554,000	6.90%
Shelly Schaffer	Chief Financial Officer	499,000	6.21%
Anthony Rodio	Chief Operating Officer	180,000	2.24%
James Thanos	Director	126,000	1.57%
Kevin C. Eichler	Chairman, Board of Directors	116,000	1.44%
J. Martin O’Malley	Director	80,000	1.00%
Shawn Farshchi	Director	70,000	0.87%
Jim Stephens	Director	70,000	0.87%

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our Executive Officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

Status of Eligible Options Acquired By Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be canceled on the Cancellation Date and the shares of our common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options. We expect that we will incur a stock compensation expense associated with this transaction. However, we believe that the total stock compensation expense for the period will decline given the cancellations of grants resulting from the sale of our Enterprise Business.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes. We estimate the fair value of stock-based payment awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rate and expected dividends. Our expected volatility represents the amount by which the stock price is expected to fluctuate throughout the period that the stock option is outstanding, and is based on historical data. Our expected term represents the period that our stock options are expected to be outstanding and is determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. Risk free interest rates reflect the yield on zero-coupon U.S. Treasury securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

We do not intend to seek stockholder approval of the Exchange Offer. This is because our 2000 Plan, which was approved by our stockholders in 2000, already authorizes the Committee to conduct the Exchange Offer. Specifically, Section 8(k) of the 2000 Plan provides that “the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price.” Because the Exchange Offer is specifically authorized by the 2000 Plan, we do not believe that stockholder approval is required under either the 2000 Plan or applicable Nasdaq Listing Rules.

Material U.S. Federal Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summarizes the material U.S. federal income tax consequences of the Exchange Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Exchange Offer and does not address all possible tax aspects of transactions that may arise in connection with the Exchange Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options. However, the tax consequences of the Exchange Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For additional details on the expected tax treatment of the Exchange Offer and the New Options in certain non-U.S. jurisdictions, please review the country-specific information set forth in exhibits to the Schedule TO.

Please note that any U.S. incentive stock options that are Eligible Options subject to the Exchange Offer but that you do not tender in response to this Exchange Offer will be treated as having been modified if the Exchange Offer extends for more than 30 days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Exchange Offer extends for more than 30 days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2009 plus the “ISO measurement amount” exceeds $100,000. For this purpose, the “ISO measurement amount” is equal to the number of shares subject to those incentive stock options that you hold that are Eligible Options subject to this Exchange Offer but that you do not tender in response to the Exchange Offer, and that are already exercisable or that first become exercisable in 2009, times the fair market value of our common shares on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.

Because the New Options issued in the Exchange Offer will be U.S. nonqualified stock options, upon exercise of the New Options, you will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If you are subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, you will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise. We have also attempted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional state or local tax imposed as a result of the Exchange Offer or your participation in the Exchange Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Exchange Offer.

Extension of This Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Date. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Additional Information

We recommend that, in addition to this Exchange Offer, you review the following materials, which we have filed with the SEC, before making your decision on whether or not to participate in this Exchange Offer:

•

Our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 11, 2009, and our amended report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on April 27, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on May 27, 2009;

•	Our current report on Form 8-K filed with the SEC on July 7, 2009;

•	Our current report on Form 8-K filed with the SEC on June 23, 2009;

•	Our current report on Form 8-K filed with the SEC on April 6, 2009;

•	Our current report on Form 8-K filed with the SEC on February 11, 2009; and

•

The description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on June 27, 2000, including any amendments or reports we file for the purpose of updating that description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Our internet address is www.support.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this Exchange Offer.

We will also provide without charge to each person to whom a copy of this Exchange Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Maura Burns

support.com, Inc.

1900 Seaport Boulevard

Redwood City, CA 94063

tenderoffer@support.com

As you read the foregoing documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recent document.

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

support.com, Inc.

July 24, 2009

Schedule A: A Guide To Issues In Canada

CANADA

British Columbia and Ontario

The following is a discussion of the material Canadian Federal income tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer for Eligible Optionholders subject to tax in Canada. This discussion is based on the law in effect in Canada as of July 20, 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes or have been during the life of the Eligible Options or the New Options, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the Federal, Provincial tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

Although the tax treatment as a result of the exchange of Eligible Options for the New Options is uncertain, you likely will not be subject to tax on the exchange.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the New Options on the difference (the “benefit”) between the fair market value of the shares on the date of exercise and the exercise price. You may be eligible to exclude one-half of the benefit from taxation.2 If you qualify for the one-half deduction, you will be subject to tax on the remaining one-half of the benefit at your applicable marginal income tax rate.

The one-half deduction is available to you if 1) the shares are deemed to be Prescribed Shares under Canadian tax law; 2) the exercise price is not less than the fair value of the shares at the time that the option is granted; and 3) immediately after the option is granted, you deal at arm’s length with the corporation.

If the one-half deduction is available, in addition, you may defer taxation of the taxable portion of the benefit arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada.

To qualify for the deferral, the following conditions must be met:

1)	A deferral election is filed with your employer by January 15 of the year following the year in which the acquisition occurs (election Form T1212 must be filed with your tax return for all years until the shares are sold);

2)	You are a resident of Canada at the time the stock option exercise occurs;

3)	You qualify for the “one-half” deduction as discussed above;

4)	You are not a “specified shareholder” (i.e., do not own 10% or more of any class of issued shares); and

[1]	Please note that this discussion only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Exchange Offer under provincial tax laws.

[2]	Provincial rules may provide for a smaller amount.

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5)	The shares are listed on a prescribed stock exchange, which includes NASDAQ.

Please note that you can defer the tax on the benefit at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted using the exchange rate on that day.

Regardless of whether the deferral applies, you will be subject to Canada Pension Plan contributions on the taxable amount at exercise (i.e., one-half of the benefit) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax to the extent that the sale price exceeds the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). One-half of the capital gain, if any, is subject to tax at your applicable marginal income tax rate. In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of support.com, Inc. which you have acquired from the exercise of other Eligible Options or outside of the 2000 Plan, your adjusted cost base may be different from described above. You are strongly advised to seek advice from a tax professional in order to determine how the cost basis rules will apply to you.

Withholding and Reporting

Your employer will report the benefit recognized at exercise of your New Options, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise or sell your New Options.

We will also withhold income tax on the taxable amount at the time of exercise of your New Options or sale of your New Options. You must notify your employer immediately upon exercise of your New Options if you intend to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock Eligible Option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold Canada Pension Plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

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Schedule B: A Guide To Issues In India

INDIA

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer for Eligible Optionholders subject to tax in India. This discussion is based on the law in effect in India as of July 20, 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes or have been during the life of the Eligible Options or the New Options, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

Current Legislation

Under the Finance Act of 2007 (the “Finance Act”), when you exercise the New Options, your employer will be subject to Fringe Benefit Tax (“FBT”) on the difference between the exercise price and the fair market value of the shares at vesting. As permitted by the Finance Act, your employer’s liability for the FBT will be transferred to you, and you will be subject to FBT on the difference between the exercise price and the fair market value of the shares at vesting when you exercise the New Options.

Because of the way the FBT is calculated, no FBT will be due if the fair market value of the shares at vesting is less than the exercise price of the New Options. On the other hand, if the fair market value of the shares at vesting is greater than the exercise price of the New Options and the fair market value of the shares decreases between vesting and exercise such that it is below the exercise price, you will be liable for FBT on an amount greater than the benefit you will receive at exercise.

You will not be subject to provident fund contributions or other social insurance contributions when you exercise the New Options.

You should note that, like the New Options, the Eligible Options are not subject to income tax or provident fund contributions or other social insurance contributions, but they are subject to employer-paid FBT.

Pending Legislation Likely To Be Retroactive To Stock Option Exercises On Or After April 1, 2009

Under the Finance Bill 2009, if enacted, you will be subject to income tax when you exercise the New Options on the difference (the “benefit”) between the fair market value of the shares on the date of exercise and the exercise price.

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Sale of Shares

Current Legislation

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).

Pending Legislation Likely To Be Retroactive To Stock Option Exercises On Or After April 1, 2009

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).

Withholding and Reporting

Current Legislation

Your employer will withhold and report FBT when you exercise the New Options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Pending Legislation Likely To Be Retroactive To Stock Option Exercises On Or After April 1, 2009

We will withhold income tax on the taxable amount at the time of exercise of your New Options.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

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